Exhibit 5.1

Cadeler plc Avocet Court 8 Central Avenue St. Andrews Business Park Norwich NR7 0HR United Kingdom	Allen Overy Shearman Sterling LLP One Bishops Square London E1 6AD United Kingdom Tel +44 (0)20 3088 0000 Fax +44 (0)20 3088 0088
Our ref MILB/JCSM/0149811-0000001 UKEU_AOSHEARMAN: 130006937689.1

14 September 2026

Dear Sir or Madam

Registration Statement on Form F-4 of Cadeler plc – Exhibit 5.1

We have acted as legal advisers to Cadeler plc (the Company) as to the matters of English law in connection with the proposed registration under the US Securities Act of 1933, as amended (the Securities Act) of ordinary shares, each with a nominal value of $1.00 per share in the capital of the Company (the Ordinary Shares) to be issued in connection with the exchange offer for all of the outstanding shares of Cadeler A/S (including Cadeler A/S shares represented by American depositary shares), as described in the Company’s Registration Statement on Form F-4 (the Registration Statement) filed with the Securities and Exchange Commission (the SEC) on 27 August 2026, as amended and supplemented through the date hereof.

For the purpose of this opinion, we have examined the following documents:

(1)	a copy of the Registration Statement filed with the SEC on 27 August 2026;

(2)	a copy of draft Amendment No. 1 to the Registration Statement to be filed with the SEC on 14 September 2026;

(3)	a certificate (the Officer's Certificate) of an officer of the Company having attached:

(i)	a certified copy of the articles of association (the Articles of Association) of the Company;

(ii)	a certified copy of written resolutions of the board of directors of the Company passed on 11 September 2026;

(iii)	a certified copy of the shareholder resolutions of the Company passed on 11 September 2026 inter alia authorising the directors of the Company under section 551 of the Companies Act 2006 to allot shares; and

(iv)	certified copies of the Certificate of Incorporation issued on 24 March 2025 and Certificate of Re-registration as a Public Company issued on 26 August 2026 of the Company,

confirming that the copies of the above documents are correct, complete and in full force and effect; and

Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.
Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Chicago, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

(4)

the certificate (the Registrar's Certificate) issued by the Registrar of Companies in England and Wales (the Registrar of Companies) on 11 September 2026 confirming that, as at that date, according to the documents on the file of the Company in the custody of the Registrar of Companies, the Company is up to date with its filing requirements, has at least one secretary and two directors, one of the directors being a natural person over the age of 16 and that no action was being taken by the registrar for striking the Company off the register and dissolving it as defunct and, so far as the Registrar of Companies was aware, was not in liquidation, moratorium, company voluntary arrangement (or company voluntary arrangement moratorium) or subject to an administration order, nor had any receiver or manager of any of the Company's property been appointed.

For the purpose of this opinion we conducted a search on 11 September 2026 at the Companies Registry in respect of the Company. That search did not reveal any order or resolution for the winding up of the Company or any notice of appointment of a liquidator, receiver, administrative receiver, administrator or monitor in respect of it. We have also on 11 September 2026 carried out a search in respect of the Company at the Insolvency and Companies List of the Business and Property Courts of England and Wales which showed no record of any presentation of any winding up petition in respect of the Company.

Except as stated above, we have not examined any other contracts, instruments or documents (whether or not referred to in the documents listed above) entered into or affecting any of the parties to the documents or any of their corporate records or carried out any searches or enquiries affecting or concerning them.

Our opinion is confined solely to (i) the laws of England in force and applied by the English courts at the date of this opinion and (ii) the matters expressly covered in the opinion paragraphs set out below. Accordingly, we express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Union law as it affects a jurisdiction other than England and we have made no investigation of the federal or state laws of the United States of America or the laws of any other jurisdiction and we do not express or imply any opinion on such laws. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties' agreement as to choice of law and dispute resolution. We express no opinion on any matter related to tax, and none is implied or may be inferred. This opinion is given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of the opinion.

We express no opinion as to matters of fact. It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or, other than in relation to matters of law on which we opine in this opinion, the accuracy of any of the representations and warranties (including statements of foreign law), or the reasonableness of any statements of opinion or intention, contained in or relevant to any document referred to in this opinion, or that no material facts have been omitted from such documents.

For the purpose of this opinion, we have assumed, without further enquiry:

(a)	that, insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction and will not violate the public policy of any jurisdiction;

(b)	that no laws of any jurisdiction other than England qualify or affect our opinion;

(c)	the genuineness of all signatures on, and the authenticity and completeness of, all documents furnished to us, whether as originals or copies;

(d)	the conformity to original documents of all documents furnished to us as photocopies or facsimile copies or transmitted to us electronically;

(e)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(f)	that all statements as to factual matters made in any documents furnished to us (including, in particular, the Officer's Certificate) are and remain true and correct;

(g)	that the resolutions referred to in the Officer's Certificate (and any other resolutions on which we have relied in giving this opinion) were duly adopted and have not been rescinded or varied and remain in full force and effect and the meetings at which such resolutions were passed were duly convened and held, including proper service of notice and the requisite quorum present and each director of the Company present at the meetings of the board of directors of the Company referred to in the Officer's Certificate (and any other meetings at which resolutions on which we have relied in giving this opinion were passed) duly disclosed any interest of his or hers in any of the matters considered at the relevant meeting and no directors not entitled to attend or vote did attend or vote;

(h)	that none of the documents furnished to us has been amended, modified, supplemented, revoked, rescinded, replaced or terminated and they remain accurate and up-to-date and are not subject to any escrow arrangement;

(i)	that the information revealed by the searches we have caused to be made at the Companies Registry and the Insolvency and Companies List of the Business and Property Courts of England and Wales referred to above was accurate in all respects and has not since the time of those searches and enquiries been altered;

(j)	that the Registration Statement will have become effective under the Securities Act prior to the issue of the Ordinary Shares and such Ordinary Shares will be allotted and issued in the manner stated in the Registration Statement; and

(k)	as at the time of the allotment and issuance of the Ordinary Shares, such allotment and issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company (other than the Articles of Association) or to which the Company is a party or otherwise bound or subject.

Based on and subject to the foregoing, and subject as set out below and to any matters not disclosed to us, we are of the opinion that, so far as English law is concerned:

(i)	the Company has been incorporated under the Companies Act 2006 and is validly existing as a public company under the laws of England and Wales with full corporate power and authority to issue the Ordinary Shares; and

(ii)	the Ordinary Shares to be issued by the Company as described in the Registration Statement, when so issued, will be validly issued and fully paid, and non-assessable. For the purposes of this opinion, non-assessable shall mean that a holder of such Ordinary Shares is not liable, solely because of security holder status, for additional assessments or calls on the Ordinary Shares by the Company or its creditors.

This opinion is subject to the qualifications set out below.

(a)	Neither the searches at the Companies Registry nor the Insolvency and Companies List of the Business and Property Courts of England and Wales referred to above nor the Registrar's Certificate is conclusively capable of revealing whether or not:

(i)	a winding up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a moratorium has been commenced; or

(iv)	a receiver, administrative receiver, administrator, monitor or liquidator has been appointed; or

(v)	a mortgage or charge has been created by a company,

as notice of these matters may not be filed with the Registrar of Companies or entered on the records of the Court immediately, nor is it capable of revealing, before the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented or a moratorium has been commenced.

(b)	The search at the Insolvency and Companies List of the Business and Property Courts of England and Wales referred to above relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Insolvency and Companies List of the Business and Property Courts of England and Wales immediately or, in the case of a petition presented to a County Court, may not have been notified to the Insolvency and Companies List of the Business and Property Courts of England and Wales and entered on such records at all, and the response to an enquiry only relates to the period six months prior to the date when the enquiry was made.

We have taken instructions in relation to this matter solely from the Company. This opinion is addressed to the Company for its benefit in connection with the Registration Statement and may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby give such consent to:

(i)	the filing of this letter as an exhibit to the Registration Statement; and

(ii)	under the heading “Legal Matters” in the prospectus included in the Registration Statement, the reference to Allen Overy Shearman Sterling LLP as having given this opinion,

provided that, in giving such consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under it.

Yours faithfully,

/s/ Allen Overy Shearman Sterling LLP

Allen Overy Shearman Sterling LLP

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